Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	ATN International, Inc.
July 1, 2016		Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

ATN Closes Acquisition of Innovative Group of Companies

Combination adds Wireline, Video, Broadband, and Voice Services to ATN’s existing Mobile Service in the U.S. Virgin Islands

BEVERLY, MA, July 1, 2016 — ATN (Nasdaq:ATNI) announced today that it has closed its acquisition of Caribbean Asset Holdings LLC, the holding company for the Innovative group of companies operating cable TV, Internet and landline services primarily in the U.S. Virgin Islands (“Innovative”) from the National Rural Utilities Cooperative Finance Corporation (“CFC”).

ATN acquired the Innovative operations for a purchase price of approximately $145 million, subject to certain purchase price adjustments, with $85 million payable in cash and the remaining $60 million of the purchase price financed with a loan from the Rural Telephone Finance Cooperative, an affiliate of CFC.  As part of the transaction, ATN also acquired Innovative’ s smaller cable TV operations in the British Virgin Islands and St. Maarten.

Announced in October 2015, the purchase of Innovative allows ATN to deliver a full range of telecommunications and media services to residential and business subscribers. The Company intends to combine the Innovative operations with its current wireless operations in the U.S. Virgin Islands. Based on current visibility, ATN expects the combined company to have aggregate annual revenues of approximately $100-110 million, and initial EBITDA margins of approximately 20% for the first full year of operations, excluding one-time integration and transactional expenses.

“Over the past 16 years of operations in the U.S. Virgin Islands, we have gotten to know the market well, and we see the potential to create long term value by bringing Innovative, a well-established local company with significant network investments, into our broader operations,” said ATN Chief Executive Officer, Michael Prior. “We will now have the scale to really make a difference for both business and residential customers.  Doing so requires careful attention to quality of service and a sustained program of investment in technology and people. We will offer comprehensive and enhanced communications and media services to business and residential customers in the Virgin Islands, while continuing to deliver the customer friendly experience for which Choice is known. With a great local team, significant investment capability and decades of operational telecommunications experience in this region, we are confident in our ability to successfully integrate the companies and bring value to customers and the community as a whole.”

Q Advisors, LLC served as financial advisor to ATN, and Mintz Levin Cohn Ferris Glovsky and Popeo, PC and Wilkinson Barker Knauer, LLP acted as legal counsel.

About ATN

ATN (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in select locations in the United States. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services, (ii) provide distributed solar electric power to corporate, utility and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems in the United States and the Caribbean, respectively. For more information, please visit www.atni.com

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (i) the performance of the acquired business; (ii) our ability to operate in a new industry; (iii) our ability to integrate the new business into our current operations; (iv) increased competition; (v) changes in laws and government regulations affecting the acquired business; and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016 and the other reports we file from time to time with the SEC. The information set forth in this news release speaks only as of the date hereof, and ATN disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

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